Exhibit 10.3

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT is entered into as of April 11, 2011, by and between Rusty Bozman (the “Executive”) and The St. Joe Company, a Florida corporation (the “Company”).

WHEREAS, the Company and the Executive (the “Parties”) have entered into an Employment Agreement dated as of February 1, 2008, as amended (the “Employment Agreement”);

WHEREAS, the Executive currently serves as Senior Vice President-Corporate Development of the Company; and

WHEREAS, the Company has elected to terminate Executive’s employment other than for “Cause” (as defined in the Employment Agreement) effective as of April 11, 2011 (the “Termination Date”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Definitions

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under direct or indirect common control with such Person. For the purposes of this definition “control”, when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled by” shall have the meanings correlative to the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.

2. Termination of Employment

2.1 The Executive’s employment by the Company, and any and all titles, positions and appointments the Executive holds with the Company and its Affiliates, whether as an officer or employee (including, without limitation, as Senior Vice President-Corporate Development, Plan Administrator, HIPAA Compliance Officer and HIPAA Security Officer) shall cease as of the Termination Date.

2.2 As of the Termination Date, the Executive shall also have a “separation from service” with the Company within the meaning of Code Section 409A and the regulations thereunder, and notwithstanding anything in this Agreement to the contrary, he shall have no duties or responsibilities after the Termination Date that are inconsistent with having had such a separation from service as of the Termination Date.

3. Compensation and Other Benefits

3.1 The Executive shall continue to receive his annual base salary, at the annual rate of $280,000 per annum (“Base Salary”), for his employment through the Termination Date, in accordance with the Company’s regular payroll practices for its senior executives, as in effect from time to time.

3.2 The Company shall also provide the following payments and benefits to the Executive:

(a) pay to the Executive, in a cash lump sum on the first business day following the end of the six month period following the Termination Date, an amount equal to $840,000;

(b) pay to the Executive a pro rata portion of any annual bonus the Executive would have earned in 2011 (based on the period from January 1, 2011 through the Termination Date, divided by 365) if the Executive had remained employed for the full calendar year and subject to attainment of the applicable performance conditions for the full calendar year, payable at the same time the Company pays other executive bonuses for calendar year 2011, but no later than March 15, 2012;

(c) pay to the Executive $108,788 on the first business day following the end of the six month period following the Termination Date;

(d) provided that Executive elects to continue his and his family’s medical and dental insurance under COBRA, pay Executive’s COBRA premium for the lesser of eighteen (18) months following the Termination Date or the date on which the Executive becomes ineligible for COBRA continuation coverage. The Executive shall be responsible to reimburse the Company, on a monthly basis, for an amount equal to the employee contribution that would be required of an employee participating in the medical and dental insurance plan, as in effect from time-to-time (the “Employee Contribution”). If, at the end of the eighteen (18) month period, the Executive has not become eligible for coverage under the healthcare insurance plan or another employer, the Company shall pay to the Executive, on the first business day that is at least eighteen (18) months after the Termination Date, in a single lump sum, an amount equal to the monthly premium for the period beginning at the end of the eighteen (18) month period through March 3, 2013 for medical and dental insurance coverage providing substantially the same benefits as the medical and dental insurance coverage provided to the Executive and his family under COBRA as in effect at the end of the eighteen (18) month period, less an amount equal to the Employee Contribution for such period. Provided that the Executive elects to convert the basic life and disability insurance policies, the Company will pay the premiums for those policies for a period beginning on the Termination Date and continuing until March 3, 2013. The Company will continue to provide any supplemental life or disability insurance benefit in effect as of the Effective Date for a period beginning on the Termination Date and continuing until March 3, 2013;

(e) pay up to $20,000 as reimbursement for outplacement services, upon the Executive’s presentation to the Company of proper documentation supporting expenditures for outplacement services during the 18 months period following the Termination Date; and

(f) If any payments to the Executive or on the Executive’s behalf under this Section 3.2 are due prior to the expiration of the revocation period of the releases described in Section 4.1 of this Agreement, such payments shall be made on the first business day following the end of the revocation period; provided, however, that if such payments are required to be made to a third party, the Executive shall be responsible to make such payments in a timely manner and the Executive will be reimbursed by the Company.

3.3 Return of Payments. Anything in this Agreement to the contrary notwithstanding, all payments and benefits to the Executive under Sections 3.2(a) through (e) shall be returned to the Company promptly if the Executive breaches his obligations under Sections 5.1, 5.6, and 5.7 of this Agreement (the “Restrictions”) within two years after the Termination Date. Until such Restrictions are completely satisfied, the Executive shall be a constructive trustee of such payments and benefits. In addition, all payments and benefits to the Executive under Sections 3.2(a) through (e) shall remain subject to recoupment by the Company to the extent required under the Sarbanes-Oxley Act of 2002 and/or the Dodd-Frank Act.

4. Effect of Termination

4.1 Release.

(a) General Release. In consideration of the payments and benefits under this Agreement, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, the Executive does hereby release, remise, acquit and forever discharge the Company and each of its Affiliates (the “Company Affiliated Group”), and in their capacity as such, their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any of the Company Released Parties in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Executive Retirement Income Security Act of 1974 (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the Florida Law Against Discrimination and any and all claims under any whistleblower laws or whistleblower provisions of other laws excepting only:

(i)	rights of the Executive under this Agreement;

(ii)	rights of the Executive relating to equity awards held by the Executive as of the Termination Date;

(iii)	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(iv)	claims (A) for benefits under any health, disability, retirement, deferred compensation, life insurance or other similar employee benefit plan or arrangement of the Company Affiliated Group and (B) for earned but unused vacation pay through the Termination Date in accordance with applicable Company policy; and

(v)	claims for the reimbursement of unreimbursed business expenses incurred prior to the Termination Date pursuant to applicable Company policy.

(b) No Admissions. The Executive acknowledges and agrees that the provisions of this Section 4.1 are not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

(c) Application to all Forms of Relief. This Section 4.1 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

(d) Specific Waiver. The Executive specifically acknowledges that his or her acceptance of the terms of this Agreement, including the provisions of this Section 4.1, are, among other things, a specific waiver of his or her rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

(e) No Complaints or Other Claims. The Executive acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

(f) No Representation. The Executive acknowledges that, other than as set forth in this Agreement, (i) no promises have been made to the Executive and (ii) in signing this Agreement the Executive is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due the Executive or claimed by the Executive, or concerning this Section 4.1 or concerning any other thing or matter.

(g) Injunctive Relief. In the event of a breach or threatened breach by the Executive of this Section 4.1, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate or insufficient.

(h) Voluntariness. The Executive agrees that he or she is relying solely upon his or her own judgment; that the Executive is over 18 years of age and is legally competent to sign this Agreement; that the Executive is signing this Agreement of his or her own free will; that the Executive has read and understood the Agreement before signing it; and that the Executive is signing this Agreement in exchange for consideration that he or she believes is satisfactory and adequate.

(i) Legal Counsel. The Executive acknowledges that he or she has been informed of the right to consult with legal counsel and has been encouraged to do so.

(j) Acceptance. The Executive acknowledges that he or she has been given a period of 21 days within which to consider this Agreement, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive may accept this Agreement at any time within this period of time by signing the Agreement and returning it to the Company.

(k) Revocability. This Agreement shall not become effective or enforceable until seven calendar days after the Executive signs it (the “Effective Date”). The Executive may revoke his or her acceptance of this Agreement at any time within that seven calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven calendar day period in order to be effective and, if so received, would void this Agreement for all purposes.

4.2 Mutual Non-Disparagement. The Company and the Executive each agree that they will not make any intentionally negative or disparaging comments about the other, except as permitted under Section 4.4 of this Agreement.

4.3 Return of Property. On or before the Termination Date, the Executive shall return to the Company all of the Company’s property of which he or she is in possession, including, without limitation, any material and documentation that constitutes Confidential Information, credit cards, computers, and keys.

4.4 Permissible Disclosures. Notwithstanding anything in this Agreement or elsewhere to the contrary, nothing shall preclude the Executive or the Company from making truthful statements, or from disclosing documents or information, (A) when required by applicable law, regulation, order, or the like, (B) in connection with any proceeding to enforce the terms of this Agreement, or (C) in confidence to any professional for the purpose of securing professional advice.

5. Executive’s Commitment to the Company

5.1 Confidentiality. The Executive shall not, prior to and for two years after the Termination Date (and for an indefinite period for Confidential Information composed of trade secrets of the Company), disclose any Confidential Information to any Person for any reason or purpose whatsoever, other than in connection with the performance of the Executive’s duties under this Agreement. The term “Confidential Information” shall mean all confidential information of or relating to the Company and any of its Affiliates, including, without limitation, financial information and data business plans and information regarding prospects and opportunities, but does not include any information that is or becomes public knowledge by means other than the Executive’s breach or nonobservance of the Executive’s obligations described in this Section 5.1. Notwithstanding the foregoing, the Executive may disclose such Confidential Information as he or she may be legally required to do so on the advice of counsel in connection with any legal or regulatory proceeding; provided, however, that the Executive shall provide the Company with prior written notice of any such required or potentially required disclosure and shall cooperate with the Company and use his or her best efforts under such circumstances to obtain appropriate confidential treatment of any such Confidential Information that may be so required to be disclosed in connection with any such legal or regulatory proceeding.

5.2 Cooperation. The Executive agrees, as a condition of this Agreement, to reasonably cooperate for a period of 6 months following the Termination Date with the Company and its Affiliates and their respective directors, officers, attorneys and experts in all matters relating to the Executive’s prior work on behalf of the Company and the orderly transfer of any such work to other employees of the Company as may be designated by the Company.

5.3 Litigation. The Executive agrees to cooperate fully with the Company, or its assignee, and counsel for the Company, or its assignee, in any and all matters involving litigation, administrative proceedings, arbitration or governmental investigations other than in matters in which the dispute is solely between the Executive and the Company. The Executive’s cooperation shall include being reasonably available for, without limitation, interviews, depositions, and trial testimony. To the extent that the Executive’s cooperation involves travel, the Company or its assignee will reimburse the Executive for reasonable travel expenses. To the extent that the Executive’s cooperation requires him or her to incur out-of-pocket expenses, including without limitation, reasonable attorney’s fees, the Company or its assignee will reimburse such expenses, provided they are reasonable and supported by reasonable documentation. The Executive will make available, at the expense of the Company or its assignee, copies of all documents and files requested by the Company in connection with this duty of cooperation, excluding only those documents and files which are subject to any attorney-client privilege, work product doctrine, or other legal protection from disclosure that is held solely by the Executive in his or her individual capacity, as opposed to any privilege or legal protection from disclosure held by the Company.

5.4 Compliance with Securities Laws. The Executive agrees not to directly or indirectly buy or sell the Company’s stock or other securities as long as he or she possesses “material non-public information” as that term is defined by interpretations of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Without limiting the generality of the foregoing, the Executive further agrees to abide by the Company’s insider trading policy as in effect on the Effective Date until two business days after the public release of the financial results for the fiscal quarter in which the Termination Date occurs.

5.5 Other Positions. The Executive shall resign as of the Termination Date from any administrative roles in any agreements sponsored by the Company and its Affiliates and will execute all instruments and documents requested by the Company to effectuate this and the termination of employment and of other duties and positions as described in Section 2.1 of this Agreement.

5.6 Non-Compete. The Executive agrees not to directly or indirectly compete with the business of the Company and its successors and assigns for a period of one year following the Termination Date. The term “not compete” as used herein shall mean that the Executive shall not own, manage, operate, consult or be an executive in any business or legal entity that is in the commercial, hotel and/or residential real estate development business that competes with the Company or any of its Affiliates anywhere in Florida or Georgia. Notwithstanding the foregoing, the Executive may own up to 5% of any stock or security that is publicly traded on any national securities exchange or other market system. “Compete” shall be defined as engaging in commercial, hotel and/or residential real estate development projects where total annual development costs for all such projects in Florida and/or Georgia meet or exceed $50,000,000. The Company and the Executive acknowledge the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are a part of said covenant. This covenant not to compete is contemplated to protect the Company’s legitimate business interests.

5.7 Non-Solicitation. The Executive agrees, for a period of one year from the Termination Date, that the Executive will not, without the prior written approval of the Company, directly or indirectly: (i) solicit for hire any employees of the Company or any Affiliate, or (ii) induce any employee of the Company or any Affiliate to terminate their relationship with the Company or Affiliate. The foregoing will not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual) or as a result of the use of a general solicitation not specifically directed to the Company or its Affiliate’s employees.

5.8 Injunctive Relief. The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 5. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 5, and to specific performance of each of the terms of this Section 5 in addition to any other legal or equitable remedies that the Company may have, including those set forth in Section 3.3. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 5, raise the defense that the Company has an adequate remedy at law.

5.9 Special Severability. The terms and provisions of this Section 5 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. Furthermore to the extent any term or provision of this Section 5 would be declared invalid due to its duration, geographic scope or other term, it is the intent of the parties that the duration, geographic scope or other term be reformed to conform to the fullest extent that would be enforceable, and that the term or provision be so enforced.

6. Successors

6.1 The Executive. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive, other than by will or the laws of descent and distribution or as described in this Section 6.1. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives.

6.2 The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

6.3 Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and the Executive will consent to such successor’s assumption. As used in this Agreement, “Company” shall mean the Company as previously defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

7. Additional Payments

7.1 Excise Tax Payments. Anything in this Agreement or any other plan, program, governance document, agreement, or arrangement of the Company or any of its Affiliates (each a “Company Arrangement”; collectively, “Company Arrangements”) to the contrary notwithstanding, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of the Executive, whether paid, distributed or vested pursuant to this Agreement or otherwise (a “Payment”), is or will be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company will attempt to minimize any Excise Tax, provided however, that no such minimization attempts shall include any acceleration of any payments, and provided further that if the Payments result in an Excise Tax and reducing the Payments eliminates the Excise Tax, then the Executive agrees to reduce the Payments (by up to 10%, and by first reducing or eliminating the portion of the Payments which are payable in cash and then by reducing non-cash Payments) until they do not trigger an Excise Tax. If any Excise Tax would still exist after the aforementioned reduction in the Payments, then there shall be no reduction in the Payments.

7.2 Calculation of Gross-Up Payments. Subject to the provisions of Section 7.3, all determinations required to be made under this Section 7, including the amount of a Gross-Up Payment, shall be made by KPMG LLP or another mutually agreeable nationally recognized accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of (i) the Executive’s notice to the Company of a claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment, (ii) the Company’s reporting or withholding for the Excise Tax, or (iii) such earlier or later time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. As a result of the uncertainty in the application of Section 4999 of the Code at the time of a determination by the Accounting Finn hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts (or does not pursue) its remedies pursuant to Section 7.3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

7.3 Contested Payments. The Parties agree that, based upon the facts presently known to them, they believe no Excise Tax is payable by the Executive based on this Agreement or any other Company Arrangement. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but not later than 20 business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(a) give the Company any information reasonably requested by the Company relating to such claim;

(b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(c) cooperate with the Company in good faith in order effectively to contest such claim; and

(d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In the event that the Company elects to, or directs the Executive to, contest any claim by the Internal Revenue Service that, if successful, would require payment by the Company of the Gross-Up Payment under this Section 7, then in no event shall the Executive be entitled to the payment of such Gross-Up Payment until such claim and all administrative appeals, proceedings, hearings and conferences before any agency, tribunal, court, or taxing authority, including, but not limited to, the Internal Revenue Service, in respect of such claim have been exhausted.

7.4 Refunds. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 7.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7.5 Payment of Gross-Up Payments. Notwithstanding any provision of this Agreement to the contrary, any Gross-Up Payment due to the Executive under this Agreement shall not be made until the Termination Date. The Executive shall be paid the Gross-Up Payment due to him under this Agreement, if any, in a single sum, within five days after the later of (i) the expiration of the 30-day period following the date on which Executive provided notice to the Company of a claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment, (ii) the date on which the Company has exhausted, abandoned or resolved all administrative appeals, proceedings, hearings and conferences in which the claim was or could be contested, or (iii) the Company’s reporting or withholding for the Excise Tax, subject to Section 8 below. All Gross-Up Payments by the Company to the Executive under this Agreement shall be paid in any event no later than the last day of the Executive’s taxable year following the taxable year in which the Executive remits the taxes to which a payment to the Executive by the Company relates.

8. Code Section 409A

8.1 Code Section 409A

(a) This Agreement and the amounts payable hereunder are intended to qualify for an exemption from, or alternatively to comply with the requirements of, Section 409A of the Code, and shall be interpreted in accordance with such intent. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement or otherwise by reason of the Executive’s separation from service, then if and to the extent necessary to comply with Code Section 409A (i) if the payment or distribution of such amount or benefit is payable in a lump sum, such payment or distribution will be delayed until the first day following the six-month anniversary of the Executive’s termination of service, and (ii) if the payment or distribution of such amount or benefit is payable over time, the amount that would otherwise be payable during the six-month period immediately following the Executive’s termination of service will be accumulated and paid to the Executive, without interest, on the first day following the six-month anniversary of the Executive’s termination of service (or, if earlier, the date of his death), whereupon the normal payment schedule will resume.

(b) With respect to the continuation of medical coverage after the Termination Date, if deemed necessary or advisable to secure an exemption from Code Section 409A, the Company shall impute income to the Executive for such medical coverage through the period that ends on the earlier of (i) the end of the Company’s obligation to provide such coverage, or (ii) December 31 of the second calendar year following the year in which the Termination Date occurs. Immediately prior to such December 31 deadline, the Company shall satisfy its remaining obligation under the Agreement, if any, with respect to such medical coverage by paying to the Executive a lump sum in cash equal to the estimated present value of such remaining coverage, based on the Company’s COBRA rates as then in effect, and such payment shall be imputed as income to the Executive.

(c) The payment of each amount payable under this Agreement shall be deemed a separate “payment” for purposes of Section 409A of the Code.

9. Full Settlement; Mitigation

The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others other than a claim, right or action for fraud after the individual is judicially determined to have committed such action. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

10. Indemnification

The Indemnification Agreement between the Company and the Executive dated February 10, 2009, as amended effective February 25, 2011 and the Letter Agreement between the Company and the Executive dated February 25, 2011 shall remain in full force and effect. Furthermore, the Executive shall continue to have all rights to indemnification, advancement of legal fees and Directors and Officers liability insurance coverage under the Company’s plans, by-laws, or other corporate documents to the full extent permitted by law.

11. Miscellaneous

11.1 Applicable Law. This Agreement shall, to the extent not superseded by federal law, be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflict of laws.

11.2 Amendments/Waiver. This Agreement may not be amended, waived, or modified otherwise than by a written agreement that specifies the provision of this Agreement being amended, waived or modified, and that is executed by the parties to this Agreement or their respective successors and legal representatives. No waiver by either party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, or any prior or subsequent time.

11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when received by hand-delivery to the other party, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed, addressed as follows:

If to the Executive:
Rusty Bozman
At the Executive’s principal residence
as set forth in the Company’s records.

If to the Company:
The Compensation Committee of the Board of Directors of The St. Joe Company
c/o The St. Joe Company
133 South WaterSound Parkway
WaterSound, FL 32413

or to such other addresses as either party furnishes to the other in writing in accordance with this Section 11.3. Notices and communications shall be effective when actually received by the addressee.

11.4 Withholding. The Company may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.

11.5 Strict Compliance. The Executive’s or Company’s failure to insist upon strict compliance with any provisions of, or to assert, any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

11.6 Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by an arbitrator or a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.7 Captions: Counterparts. The captions of this Agreement are for convenience of reference only, are not part of the terms of this Agreement and shall have no force or effect in the application or interpretation thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be deemed effective for all purposes.

11.8 Entire Agreement. This Agreement contains the entire agreement between the parties to this Agreement concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. Specifically this Agreement replaces and supersedes in its entirety any prior employment and/or severance agreement between the Company and the Executive, but it does not replace any obligation of the Company or its Affiliates that is preserved under this Agreement.

11.9 Survivorship. The obligations of the Company and the Executive under this Agreement shall survive the Termination Date.

11.10 Assignment. The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to the attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to so anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.

11.11 Arbitration. Except as otherwise provided in Sections 3.3, 4.1(g) and 5.8, the Executive and the Company both agree to submit any disputes under this Agreement to binding arbitration with a mutually agreeable arbitrator and to make their best efforts to settle any disputes within 90 days. In the event this does not occur and the Executive has cooperated in the arbitration process the Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name and on its behalf by a duly authorized officer, as of the date set forth above.

THE ST. JOE COMPANY

/s/ Park Brady
Name: Park Brady
Title: Chief Operating Officer

EXECUTIVE

/s/ Rusty Bozman
Rusty Bozman